Code of Ethics for Senior Financial Officers

In addition to being bound by all other provisions of the Code of Ethics adopted by the Board of Directors of RENN Global Entrepreneurs Fund, Inc. (the “Fund”) for its access persons, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and other individuals performing similar functions and identified by the Chief Executive Officer as such are referred to herein as “Senior Financial Officers” and are subject to the following additional policies:

1.
Each Senior Financial Officer is responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund files with or submits to the Securities and Exchange Commission and in other public communications made by the Fund. It is the responsibility of each Senior Financial Officer to promptly bring to the attention of the Chief Executive Officer or the General Counsel any material information of which he or she may become aware that affects the disclosures made by the Fund in its public filings.

2.
Each Senior Financial Officer shall promptly bring to the attention of the Chief Executive Officer or the General Counsel any information he or she may have concerning: (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Fund’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Fund’s financial reporting, disclosures or internal controls.

3.
Each Senior Financial Officer shall act with honesty and integrity in the performance of his or her duties for the Fund, shall comply with applicable laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Fund’s business and financial reporting.

4.
Each Senior Financial Officer shall promptly bring to the attention of the Chief Executive Officer or the General Counsel any information he or she may have concerning evidence of a material violation by any agent of the Fund of the securities or other laws, rules or regulations applicable to the Fund and the operation of its business or any violation of this Code of Ethics.

5.
Each Senior Financial Officer shall avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial interest in any competitor, supplier, or portfolio issuer of the Fund, or having a personal financial interest in any transaction involving the purchase or sale by the Fund of any materials, equipment, services or property, other than through Fund-sponsored programs. Any such actual or apparent conflicts of interest shall be brought to the attention of the Chief Executive Officer or the General Counsel.

If the Senior Financial Officer involved is the Chief Executive Officer, the matter shall be brought to the attention of the Chairman of the Audit Committee.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Ethics by a Senior Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include written notice to the Officer involved that the Board has determined that there has been a violation, and that, for example, one or more of the following consequences will be required: censure by the Board of Directors, demotion and/or re-assignment, suspension with or without pay or benefits, and/or termination of the Officer’s employment.

The Audit Committee shall review any request for a waiver of this Code and/or an amendment thereto, and shall submit its recommendation in writing to the Board. Should the Board agree with such waiver and issue a resolution to that effect, such waiver and/or amendment shall be disclosed promptly as required by law.